[ EXHIBIT 99.1 - PRESS RELEASE ]

                   Franklin Lake Resources Inc. (OTC-BB: FKLR)
                  172 Starlite Street, South San Francisco, CA
                     TEL: (650) 588-0425 FAX: (650) 588-5869
                   Website: www.fklr.com E-mail: gold@fklr.com
                             Get on our E-mail list

        Tuesday, April 9, 2002 7:00 P.M. (PDT)     NEWS RELEASE: 2002-05

                    FRANKLIN LAKE MAKES NEW OFFER TO ACQUIRE
                   ASSETS AND INTELLECTUAL RIGHTS OF XENOLIX

SOUTH SAN FRANCISCO-April 9, 2002. - Father Gregory Ofiesh, President and CEO of Franklin Lake Resources Inc. (OTC-BB: FKLR), an exploratory stage mining company, announces that after two weeks of test operations at the Winslow plant of Xenolix Technologies, Inc., Franklin Lake's technical team was unable to obtain its due diligence and feels an independent chain of custody analysis with sales to a refinery will require four to six months.

As a result, a new offer by Franklin Lake Resources Inc. was presented and accepted Tuesday, April 9, 2002 by the Board of Directors of Xenolix Technologies, Inc. as follows:

Xenolix will transfer its operating equipment and intellectual property to Franklin Lake and, in return, Franklin Lake will transfer to Xenolix:

A certificate for 1,201,657 shares of Franklin Lake's common stock, registered in the name of Xenolix Technologies, Inc.; "Insider Shares" will be restricted up to 14 months, or until Xenolix has complied with the requirements of the Arizona Corporation Commission regarding the completion of its rescission offer, whichever date is earlier. The remainder of the 1,201,657 (non-insiders) shares will become free trading after registration with the Securities and Exchange Commission.

Plus, 2 warrants--one for six months and another for twelve months.

The issuance of the warrants is based upon the successful due diligence, and the shares are to be priced at $1.08 the average closing price of Franklin Lake shares on ten days prior to acceptance of the Agreement signed on Tuesday, April 9, 2002.

                                 Annual Meeting

Annual Meeting of Franklin Lake Resources' shareholders will be at Stardust Hotel Conference Center, Las Vegas, Friday, April 19, 2002, at 11:00AM.

     1.   to elect six Directors;

     2. to approve the appointment of an independent auditing firm to be named at the meeting; and

     3.   to transact other business properly brought before the meeting.


Following the Annual Meeting--Informal Discussion--Agenda

     1.   Report on the Rights Offering and discussion.

     2.   Comprehensive Production Report on the Death Valley Junction facility

     3. Production reports and testing results at both Death Valley and Winslow

     4. Purchase and delivery of an Industrial Dryer (a donation valued at US$75,000.00 by our director Paul Kaser, a chemical engineer at BASF).

     5.   Unveiling of plans, goals and expectation for the next 12 months.

NOTE: Safe Harbor Provision for Forward Looking Statements - Except for historical information, the statements in this news release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of market prices, stability of product demand, market competition, uniformity and consistency of minerals in the ore, the difficulty of stepping up the scale of operations from the laboratory to production, and other risks, including the existence of many unknowns inherent in mining operations.

Contact: Father Gregory Ofiesh, President and CEO - (650) 588-0425.